Exhibit 99.1

Press Release	Source: United Financial, Inc.

Alamance Bank Selects Certegy

Tuesday December 14, 12:02 pm ET

GRAHAM, N.C., Dec. 14 /PRNewswire-FirstCall/ — United Financial, Inc. (OTC Bulletin Board: UTDF - News), the holding company of Alamance Bank, announced today that the Bank has selected Certegy to provide internet banking services to its customers. Once the implementation is complete, customers will be able to access their deposit and loan accounts on line, as well as perform a wide range of transactions, including bill pay and corporate cash management.

“Our customers have been asking for on-line banking services for some time, and we are committed to providing them with the necessary resources to manage their finances, whether they are corporate or personal,” stated William M. Griffith, President and CEO. “Based on our analysis, it is clear to us that Certegy is the best partner to assist us with this key product delivery,” added Mr. Griffith.

Mr. Griffith stated that the Bank would begin implementation and testing in the first quarter of 2005, and targeted a complete rollout to all customers during the second quarter of 2005.

United Financial, Inc. is the holding company for Alamance Bank, a full service community bank with offices in Graham, Burlington, and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located in Graham at 1128 South Main Street. In Burlington, we are at 3158 South Church Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This press release may contain, among other things, certain forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward- looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223